                                                                   EXHIBIT 23.12

                        CONSENT OF GREENHILL & CO., LLC

The Board of Directors
Chancellor Broadcasting Company

     We hereby consent to the use in the Registration Statement on Form S-4 of Evergreen Media Corporation ("Evergreen") and in the related Joint Proxy Statement/Prospectus of Evergreen and Chancellor Broadcasting Company ("Chancellor") of our opinion, dated February 19, 1997, appearing as Annex C to the Joint Proxy Statement/Prospectus, to the description therein of such opinion and of our presentation to the Board of Directors of Chancellor on February 19, 1997, and to the references therein to us under the headings "Summary -- The Merger -- Opinions of Financial Advisor to the Chancellor Board," "The Merger -- Background and Reasons for the Merger: Chancellor" and "The Merger -- Opinion of Financial Advisor to the Chancellor Board." In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder nor do we admit that we are "experts" for the purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                            GREENHILL & CO., LLC

New York, New York
July 31, 1997